Exhibit 99.1
October 22, 2009
Parkvale Financial Corporation announces earnings
for the first quarter of fiscal 2010
     Parkvale Financial Corporation Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended September 30, 2009 of $855,000 or $0.08 per diluted common share compared to net income of $1.1 million or $0.20 per diluted share for the quarter ended September 30, 2008. The $250,000 decrease in net income for the September 2009 quarter reflects a decrease in net interest income by $1.6 million, an increase in the provision for loan losses by $1.3 million and higher FDIC insurance premiums of $507,000, which were partially offset by lower net writedowns on investment securities by $2.3 million and related tax benefits of $1.0 million. Net interest income decreased to $9.3 million for the quarter ended September 30, 2009 from $10.9 million for the September 2008 quarter primarily due to lower yields on investments and loans. After giving effect to the dividend on the preferred stock, the income applicable to common shareholders was $458,000 in the quarter ended September 30, 2009.
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 48 offices in the Tri-State area and assets of $1.9 billion at September 30, 2009.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
email: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands except per share data)
(Unaudited)

	Three months ended
	September 30,
	2009	2008

Total interest income	$20,022	$23,820
Total interest expense	10,704	12,923

Net interest income	9,318	10,897
Provision for loan losses	2,289	1,027

Net interest income after provision for losses	7,029	9,870
Net gain on sale and (writedown) of securities	(1,659)	(3,922)
Other noninterest income	2,562	2,740
Total noninterest expense	7,592	7,096

Income before income taxes	340	1,592
Income tax (benefit) expense	(515)	487

Net income	855	1,105
Less: Preferred stock dividend	397	—

Income to common shareholders	$458	$1,105

Net income per basic common share	$0.08	$0.20
Net income per diluted common share	$0.08	$0.20
Cash dividends declared per common share	$0.05	$0.22
SELECTED FINANCIAL DATA
(In Thousands except per share data)

	Sept. 30,	June 30,	Sept. 30,
	2009	2009	2008

Total assets	$1,903,314	$1,907,106	$1,828,077
Deposits	1,518,661	1,511,248	1,482,400
Total loans, net of allowance	1,071,611	1,108,936	1,181,938
Loan loss allowance	19,484	17,960	15,052
Nonperforming loans and foreclosed real estate	40,879	33,641	16,449
Ratio to total assets	2.15%	1.76%	0.90%
Allowance for loan losses as a % of gross loans	1.79%	1.60%	1.26%
Total shareholders’ equity	$151,110	$150,760	$131,258
Book value per share	21.99	21.92	23.94
OTHER SELECTED DATA

	Three months ended
	September 30,
	2009	2008

Average yield earned on all interest-earning assets	4.45%	5.47%
Average rate paid on all interest-bearing liabilities	2.44%	3.07%
Average interest rate spread	2.01%	2.40%
Net yield on average interest-earning assets	2.07%	2.50%
Return on average assets	0.18%	0.24%
Return on average equity	2.26%	3.28%
Other noninterest expenses to average assets	1.59%	1.53%